As filed with the Securities and Exchange Commission on September 9, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WAL-MART STORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	71-0415188
(State of Incorporation)	(I.R.S. Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Address of Principal Executive Offices)

Wal-Mart Stores, Inc. Stock Incentive Plan of 2005

(Full Title of the Plan)

Chad M. Allen, Esq.

Assistant General Counsel, Finance

and Assistant Secretary

Wal-Mart Stores, Inc.

702 S.W. 8th Street

Bentonville, Arkansas 72716

(479) 204-8731

(Name, Address and Telephone Number of Agent for Service)

With copies to:

Dudley W. Murrey

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

(214) 659-4530

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 par value per share	50,000,000 shares	$44.86	$2,243,000,000	$264,002

(1)	The Registrant previously filed its Registration Statement on Form S-8 (File No. 333-60329) pursuant to which it originally registered 80,000,000 shares of the Registrant’s Common Stock, $.10 par value per share (before a two-for-one stock split of that Common Stock), for issuance pursuant to options and other awards granted under the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998. The number of previously registered shares of Common Stock pursuant to such registration statement was increased in accordance with the provisions of Rules 416(a) under the Securities Act of 1933 to 160,000,000 as a result of a two-for-one split of the Registrant’s Common Stock occurring on April 19, 1999. Effective January 1, 2005, the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 was amended and restated and renamed the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2005.” This Registration Statement is being filed to register an additional 50,000,000 shares of Common Stock that may be issued under such Plan. The aggregate number of shares of the Registrant’s Common Stock issuable pursuant to such Plan and registered pursuant to this Registration Statement and the earlier registration statement (including those shares of Common Stock actually issued pursuant to options and awards granted or made under the Plan (as adjusted for the stock split described above)) is 210,000,000 shares of Common Stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional securities that may be offered or issued under the Plan in the event of any stock split, stock dividend, recapitalization or similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low prices for the Registrant’s common stock, $.10 par value per share, on the New York Stock Exchange on September 2, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Wal-Mart Stores, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) (File No. 1-6991) are hereby incorporated by reference and made a part of this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2005;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 8, 2005, March 25, 2005, June 8, 2005, June 9, 2005, June 10, 2005, August 4, 2005, August 15, 2005, August 16, 2005 (which Current Report on Form 8-K related to the Registrant’s practices regarding certain communications with shareholders and the investment community) and August 30, 2005;

•	The Registrant’s definitive Proxy Statement for the 2005 Annual Shareholders’ Meeting, filed with the Commission on April 15, 2005; and

•	The Registrant’s Registration Statement on Form 8-A containing a description of Registrant’s common stock, $0.10 par value per share.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Amended and Restated Bylaws of the Registrant provide that the Registrant shall indemnify any person made or threatened to be made a party to any threatened, pending, or completed action, lawsuit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant (or is or was serving at the request of the Registrant as a director or officer for another entity) to the full extent it has the power to do so under the Delaware General Corporation Law and other applicable law, except that the Registrant need not indemnify any such person in connection with a proceeding initiated against the Registrant by that person unless the proceeding was authorized by the Registrant’s board of directors. The Amended and Restated By-Laws further provide that the Registrant may indemnify, to the full extent it has the power to do so under the Delaware General Corporation Law and other applicable law, any person made or threatened to be made a party to any proceeding by reason of the fact that such person is or was an associate or agent of the Registrant (or is or was serving at the request of the Registrant as an employee or agent of another entity).

Section 145 of the Delaware General Corporation Law provides, among other things, that the Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. This power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This power to indemnify applies to actions brought by or in the right of the Registrant to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the Registrant is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter of the type described in the two preceding paragraphs, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Restated Certificate of Incorporation of the Registrant, as amended to date, provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit.

The Registrant is insured against liabilities that it may incur by reason of its indemnification of officers and directors in accordance with its Amended and Restated By-Laws. In addition, the directors and officers of the Registrant are insured, at the expense of the Registrant, against certain liabilities that might arise out of their employment and are not subject to indemnification under its Amended and Restated By-Laws.

The foregoing summaries are necessarily subject to the complete text of the statute, the Restated Certificate of Incorporation, as amended, of the Registrant and the Amended and Restated By-Laws of the Registrant referred to above and are qualified in their entirety by reference thereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3(a) from the Annual Report on Form 10-K of the Registrant for the year ended January 31, 1989, the Certificate of Amendment to the Restated Certificate of Incorporation is incorporated herein by reference to the Registration Statement on Form S-8 (File Number 33-43315) and the Certificate of Amendment to the Restated Certificate of Incorporation is incorporated hereby by reference to the Registrant’s Current Report on Form 8-K dated June 27, 1999.

4.2	Amended and Restated Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 8, 2005.

5.1	Opinion of Andrews Kurth LLP as to the validity of the securities being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of Andrews Kurth LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page)

ITEM 9. UNDERTAKINGS.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant and the provisions of the Delaware General Corporation Law described under Item 6 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville and State of Arkansas, on this 9th day of September 2005.

WAL-MART STORES, INC.

By:	/s/ H. Lee Scott, Jr.
Name:	H. Lee Scott, Jr.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Lee Scott, Jr. and Thomas M. Schoewe, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement, any other documents in connection therewith and any additional registration statement (including any post-effective amendments thereof) registering additional shares of the Common Stock, $.10 par value per share, of the Registrant, as contemplated by Instruction E of Form S-8 and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ H. Lee Scott, Jr. H. Lee Scott, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2005

/s/ S. Robson Walton S. Robson Walton	Chairman of the Board and Director	September 9, 2005

/s/ David D. Glass David D. Glass	Chairman, Executive Committee of the Board and Director	September 9, 2005

/s/ Thomas M. Schoewe Thomas M. Schoewe	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 9, 2005

Signature	Title	Date
/s/ Charles M. Holley, Jr. Charles M. Holley, Jr.	Senior Vice President and Controller (Principal Accounting Officer)	September 9, 2005

/s/ James W. Breyer James W. Breyer	Director	September 9, 2005

/s/ M. Michele Burns M. Michele Burns	Director	September 9, 2005

/s/ Douglas N. Daft Douglas N. Daft	Director	September 9, 2005

/s/ Roland A. Hernandez Roland A. Hernandez	Director	September 9, 2005

/s/ John D. Opie John D. Opie	Director	September 9, 2005

/s/ J. Paul Reason J. Paul Reason	Director	September 9, 2005

/s/ Jack C. Shewmaker Jack C. Shewmaker	Director	September 9, 2005

/s/ José H. Villarreal José H. Villarreal	Director	September 9, 2005

/s/ Christopher J. Williams Christopher J. Williams	Director	September 9, 2005

/s/ Linda S. Wolf Linda S. Wolf	Director	September 9, 2005

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3(a) from the Annual Report on Form 10-K of the Registrant for the year ended January 31, 1989, the Certificate of Amendment to the Restated Certificate of Incorporation is incorporated herein by reference to the Registration Statement on Form S-8 (File Number 33-43315) and the Certificate of Amendment to the Restated Certificate of Incorporation is incorporated hereby by reference to the Registrant’s Current Report on Form 8-K dated June 27, 1999.

4.2	Amended and Restated Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 8, 2005

5.1	Opinion of Andrews Kurth LLP with respect to the legality of the securities being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page)